Exhibit 10.7

EMPLOYMENT AGREEMENT

1.	Parties; Effective Date. This Employment Agreement (“Agreement”) is between ZoMedica Pharmaceuticals Inc., as well as its successors and assigns (the “Company”) and the undersigned employee, his or her heirs, and personal representatives (“Employee” or “you”). This Agreement is effective on the date last signed by the parties.

2.	Nature of Agreement.

2.1	The Company is a manufacturer and distributor of pharmaceuticals in the veterinary field. Your job responsibilities will be established by the Company, and may be modified at any time by the Company. These changes may be communicated orally, or in writing.

2.2	The Company hereby employs the Employee, and the Employee hereby agrees to be employed by the Company, upon the terms and subject to the conditions contained in this Agreement during the Employment Term (defined below). During the Employment Term, the Employee shall perform to the best of the Employee’s abilities the Employee’s duties hereunder, and shall use the Employee’s best efforts to promote the interests of the Company.

2.3	The Employee shall have the position, duties and responsibilities set forth in Exhibit A to this Agreement. The Employee shall also perform such functions as may be from time to time be designated by the Board of Directors of the Company, not inconsistent with the duties and responsibilities described on Exhibit A to this Agreement.

2.4	You agree to devote your full business time, best efforts and faithful performance to the Company while employed by the Company. You shall not provide products or services similar to those of the Company (either directly or through any other company or entity), except on behalf of the Company or any affiliate. While employed by the Company, you shall not engage in any activity that will have an adverse effect upon your ability to perform the obligations under this Agreement.

3.	Compensation; Company Policies.

3.1	During your employment, you will receive compensation. Your initial base salary (“Base Salary”) shall be $250,000, with modifications to Base Salary and bonus as determined by the Company as part of its annual review process. The Company reserves its right to determine base salary and bonus at its sole discretion.

3.2	You are subject to current Company policies, including, without limitation, policies relating to benefits, terms and conditions of employment, and any terms relating to or affecting the operation of the Company, including rules, procedures and regulations required by the federal or state governments or their agencies. You agree that compliance with those policies, terms and conditions is a condition of your employment with the Company.

3.3	Employee shall be entitled three weeks paid vacation time, prorated in proportion to the percentage of business time devoted to the Company. In addition, in accordance with the acknowledge offer letter, Employee shall be granted five (5) sick days, and paid leave time on Federal Holidays specified.

4.	Term. The term of this Agreement (the “Employment Term”) will begin on the Effective Date and continue for two (2) years, unless terminated prior to then in accordance with this Agreement. This Agreement shall automatically be extended from year to year, in one (1) year terms, unless either party elects not to extend this Agreement by providing written notice of such non-extension to the other party at least ninety (90) days prior to the end of any current Employment Term.

5.	Termination.

5.1	Disability. If the Employee becomes disabled, the Company may terminate the Employment Term upon written notice to the Employee. Except for: (i) Base Salary to be paid through the date of termination; and (ii) any bonus payable prior to the date of termination; the Company will have no further liability or obligation to Employee under this Agreement. For purposes of this Agreement, Employee will be considered to be “Disabled” or to be suffering from a “Disability” when the elimination period set forth in the long-term disability policy applicable to Employee has expired and Employee has not returned to full-time employment.

5.2	Death. If Employee dies during the Employment Term, the Company will have no further liability or obligation to Employee or Employee’s executors, administrators, heirs, assigns, or any other person claiming under or through Employee except for: (i) Base Salary to be paid through the date of termination; and (ii) any bonus payable prior to the date of termination; the Company will have no further liability or obligation to Employee under this Agreement.

5.3	Cause. The Company may terminate the Employment Term for Cause, which term will include only: (i) embezzlement of corporate assets; (ii) conviction of a misdemeanor involving theft, dishonesty or moral turpitude against the Company; (iii) conviction of a felony; (iv) gross negligence or serious misconduct causing a material harm to the Company; (v) a material breach of the terms of this Agreement upon failure to cure such breach within thirty (30) days of written notice of such breach; or (vi) willful failure to substantially comply with any reasonable, proper and lawful duty (given the Employee’s position with the Company) which has been established by the Company’s Board of Directors and detailed in writing to the Employee, and the failure of the Employee to cure such noncompliance within thirty (30) days of written notice provided to the Employee by the Company’s Board of Directors. Except for unpaid Base Salary, amounts payable to Employee under this Agreement prior to termination, unexercised stock options previously granted to the Employee, benefits, and reimbursement for expenses (each accrued to the date of termination), the Company will have no further liability or obligation to Employee under this Agreement in the event of a termination for Cause.

5.4	Constructive Termination. If, during the Employment Term, (i) the Company terminates the Employment Term without Cause, or (ii) the Company Constructively Terminates the Employment Term, then in either of such events the Employee shall be entitled to: (i) the greater of the Employee’s Base Salary through the end of the Employment Term and twenty-four (24) weeks Base Salary (paid in accordance with the Company’s usual payroll procedures); and (ii) any bonus payable prior to the date of termination. Except as specifically provided in this Section 5.4, the Company will have no further liability or obligation to Employee under this Agreement. The Constructive Termination compensation terms set forth in this Section 5.4 shall not in any manner establish the damages that may be due to the Employee for any other breach of this Agreement by the Company.

As used in this Agreement, “Constructive Termination” means Employee’s demotion or reassignment to a position other than the position set forth in Section 2.3 and in Schedule A of this Agreement or as may be altered in accordance with Section 2.3 of this Agreement, a material reduction in Employee’s duties, responsibilities or position (including, without limitation, loss of Employee’s position on the Company’s Board of Directors), a reduction in the rate at which Employee’s compensation is calculated and paid under Section 3 of this Agreement, or any relocation of Employee’s place of employment outside of Southeastern Michigan.

5.5	Voluntary Termination by the Employee. If the Employee voluntarily terminates the Employment Term other than by reason of Constructive Termination, then the Employment Term shall terminate and the Employee shall be entitled to: (i) the Employee’s Base Salary through the date of termination; and (ii) any bonus payable prior to the date of termination. Except as specifically provided in this Section 5.5, the Company will have no further liability or obligation to Employee under this Agreement.

6.	The Company’s Intellectual Property Rights; Confidentiality.

6.1	In the course of your employment with the Company, you may have access to information or materials that are considered trade secret, confidential and/or proprietary by the Company (“Information”). Information permits the development and commercialization of competitive and unique products and services, and is protected by the Company from unauthorized use and disclosure. Information includes, but is not limited to, technical know-how, procedures, technical specifications, designs, software (both object code and source code), results of testing, programmer documentation, protocols, processes, compilations of data, strategic plans, sales and marketing plans, product plans, customer information, supplier information, financial information and proposed agreements. Information also includes all written materials identified in writing as “Confidential” or “Proprietary” or such similar proprietary legend, and oral information disclosed in connection with the Information. Information also includes “Workproduct” identified and defined in Section 6.2 below. This Information relates to the heart of the Company’s operation and is protected from unauthorized use and disclosure. It is important for the Company, and for the entities with whom it has contractual relationships, that the Information be maintained in confidence and only be disclosed at the direction of the Company’s officers and authorized agents.

6.2	You agree that you will keep Information of the Company confidential. You agree that, unless otherwise directed by the Company, during and after your employment you will not: (a) take, retain or use Information or Company materials for your own benefit; (b) disclose Information to any other entity or unauthorized person without the written permission from a Company officer; (c) delete, encrypt, password protect, or retain electronic files containing Information or Company materials (including emails and attachments); or (d) take any other action that impairs, restricts, limits, or impedes the Company’s ability to have full access to and use of its Information and materials. In addition, upon termination of your employment with the Company, you agree to return to the Company all Information and Company materials, and otherwise fully cooperate with and assist the Company in ensuring the Company’s ability to have full access to and use of its Information and materials. Such cooperation and assistance may include, but is not limited to, removing any password protection, encryption or other proprietary format on Company Information and/or materials.

6.3	You have no obligation to maintain as confidential any Information that is or becomes entirely in the public domain, or is known to you prior to disclosure by the Company as evidenced by written, dated records in your possession, or is received lawfully by you without the breach of any obligation of confidentiality owed to the Company. The fact that discrete elements of Company confidential information may be in the public domain does not, by itself, remove from the protections of this Agreement any Information combining such discrete elements with other information and technology.

6.4	You may also have access to information that is considered confidential by third parties with whom the Company does business, such as customers, suppliers, and consultants (“Clients”). Such Client information shall be maintained as confidential in accordance with the procedures identified in this Section 6, all applicable laws, and any contractual confidentiality obligations imposed by the Company’s Clients. You also shall comply with any intellectual property provisions contained in any of the Company’s agreements with its Clients.

6.5	The Company understands that its current employees may have had access to the trade secrets and proprietary information of third parties (that is, persons or companies other than the Company) during their previous employment. These other trade secrets may be owned by the former employers or by clients with whom those former employers did business. The Company does not permit its employees to disclose, use or incorporate into the Company’s Information, products or services, the unlicensed trade secrets or proprietary information of third parties. You acknowledge the foregoing, and represent and warrant that you will not disclose to the Company, or incorporate into the Company Information, products or services, any trade secrets or proprietary information of third parties.

6.6	The confidentiality provisions of this Agreement shall survive termination of the employment relationship with the Company and shall survive for so long a period of time as the Information is maintained by the Company as confidential.

7.	Disclosure and Ownership of Workproduct and Information.

7.1	You agree to disclose promptly to the Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by you in the course of your employment relating to the business of the Company, or to the prospective business of the Company, or which utilizes the Company Information or staff services (collectively, “Workproduct”).

7.2	Workproduct created by you within the scope of your employment, on Company time, or using Company resources (including but not limited to facilities, staff, Information, time and funding), belongs to the Company and is not owned by you individually. You agree that all works of original authorship created during your employment are “works made for hire” as that term is used in connection with the U.S. Copyright Act. To the extent that, by operation of law, you retain any intellectual property rights in any Workproduct, you hereby assign to the Company all right, title and interest in all such Workproduct, including copyrights, patents, trade secrets, trademarks and know-how.

7.3	You agree to cooperate with the Company, at the Company’s expense, in the protection of the Company Information and the securing of the Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with the Company, and regardless of the fact of any employment with a new company.

8.	Nonsolicitation of Company Employees. You acknowledge that the relationships between the Company and its employees are valuable assets of the Company. During your employment and for a period of two (2) years after termination of your employment, you agree not to hire, use, or contract with (or to solicit for hire, use or to contract with) any individual(s) employed by the Company, or who left their employment at the Company during your employment with the Company or within ninety (90) days after your last day of employment (collectively, “Staff”). During your employment and for a period of two (2) years after termination of your employment, you agree not to contact Staff (or have someone else contact Staff) for the purpose of terminating their relationship with the Company or offering employment opportunities outside of the Company.

9.	Nonsolicitation of Company Customers. You acknowledge that the relationships between the Company and its customers are valuable assets of the Company. During your employment and for a period of two (2) years after termination of your employment, you agree that you will not contact (or have someone else contact) any then-current Company customer (or prospective customer with whom the Company is negotiating or preparing a proposal for products or services)(collectively, Company “Customers”) for the purposes of: (a) inducing them to terminate their business relationship with the Company; (b) discouraging them from doing business with the Company; or (c) offering products or services that are similar to or competitive with those of the Company. “Contact” with any Customer includes responding to contact initiated by the Customer. These prohibitions cover solicitations or contact by you whether on your own behalf, as an employee of a third party, as an independent contractor, as a consultant, or any other status.

10.	Prohibition of Work for Company Customers. Because of the valuable relationships the Company has with its Customers, you agree that, during your employment and for a period of two (2) years after termination of your employment, you will not provide products or services for, or accept a position with, any Company Customer to whom you or the Company provided products and/or services while you were employed with the Company, unless specifically authorized in writing by a Company officer. These prohibitions cover services provided by you whether as an employee for the Customer, employee for a third party, independent contractor, consultant, or any other status.

11.	Non-Competition. During your employment and for a period of two (2) years after termination of your employment, you agree not to provide, either directly or indirectly, any services to any individual or entity whose business includes providing any of the following Prohibited Services to others. This non-competition restriction is limited to individuals and entities that are located in, or provide services in, the state or states in which you worked or provided services for the Company during your employment. For the purposes of this Agreement, “Prohibited Services” shall mean any other services provided by the Company. This non-competition restriction covers services provided by you whether as an employee for a Customer, employee for a third party, independent contractor, consultant, or any other status.

12.	Acknowledgment. You acknowledge that, due to your education and job skill, your adherence to the terms of Sections 4 through 9 above will not deprive you of the opportunity to obtain gainful employment with other companies serving different product or services markets, or that are not Customers of the Company, after the termination of your employment with the Company.

13.	Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses. You acknowledge that violation of this Agreement will cause immediate and irreparable damage to the Company, entitling it to injunctive relief. You specifically consent to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, the Company is entitled to all money damages available under the law. If you violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, you agree that you are obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

14.	Statute of Limitations. Intentionally omitted.

15.	Forum Selection; Consent to Jurisdiction and Venue. The parties agree that any litigation in relation to this Agreement and/or your employment shall be exclusively initiated and maintained in the Circuit Court of the County of Washtenaw, Michigan, or the U.S. District Court for the Eastern District of Michigan, Southern Division. The parties hereby irrevocably submit to the personal jurisdiction and venue in such courts. The parties agree that these courts are convenient forums for any such litigation.

16.	General.

16.1	Notwithstanding anything in this Agreement to the contrary, if Company Constructively Terminates Employee’s employment with company, of if Company terminates Employees employment without cause, then the limitations of Articles 8-12 shell be null, void, and without effect.

16.2	This Agreement contains the entire understanding of you and the Company with respect to the subject matter of your employment. The Agreement cannot be modified except by written agreement between the parties or as amended by the Company as allowed by this Agreement. You represent that you have not been given any oral or written promises relating to employment that are not contained in this Agreement, including in any amendments, which are made a part of this Agreement.

16.3	This Agreement shall be construed in accordance with the laws of the State of Michigan (exclusive of its choice of law rules), and the U.S. copyright, trademark, and patent laws.

16.4	You may not assign this Agreement. This Agreement is binding upon your heirs and personal representative. This Agreement shall inure to the benefit and be binding upon the Company’s successors and assigns.

16.5	The terms of this Agreement are deemed to be severable, with the effect that if any of the provisions of this Agreement shall be held to be invalid or enforceable by any court of competent jurisdiction, such provision shall be enforced to the fullest extent that it is valid and enforceable under applicable law, and all other provisions of this Agreement shall remain in full force and effect.

16.6	All provisions of this Agreement, excluding those in Section 2 and 3.1 above, shall survive termination of your employment relationship with the Company.

16.7	You acknowledge that you have had the opportunity to review this Agreement and to discuss it with legal counsel if you choose.

16.8	You agree that this Agreement is confidential and you will not disclose the terms and conditions of this Agreement to any Company employee or other third party, other than your attorney, accountant, professional advisors and members of you immediate family, except as may be permitted by applicable law.

THE PARTIES HAVE READ THE AGREEMENT,

UNDERSTAND ITS TERMS AND AGREE TO BE BOUND BY THEM.

AGREED AND ACCEPTED:

“Company”		“Employee”
ZoMedica Pharmaceuticals Inc.

By:	/s/ Gerald Solensky Jr.	By:	/s/ William C. MacArthur
Name:	Gerald Solensky Jr.	Name:	William C. MacArthur
Its:	Chairman and CEO

Exhibit A

Position, Duties And Responsibilities

EMPLOYMENT AGREEMENT

Addendum

Upon completion of agreed upon goals, the employee will be issued stock options according to the schedule below. Semi-annual performance goals will be agreed to by the corporate executives of the company. Based upon approval by Board of Directors at time of issuance.

Date of Issuance	Amount of Options
April 1, 2016	900,000
October 1, 2016	400,000
April 1, 2017	500,000
October 2, 2017	500,000

THE PARTIES HAVE READ THE AGREEMENT,

UNDERSTAND ITS TERMS AND AGREE TO BE BOUND BY THEM.

AGREED AND ACCEPTED:

“Company”		“Employee”
ZoMedica Pharmaceuticals Inc.

By:	/s/ Gerald Solensky Jr.	By:	/s/ William C. MacArthur
Name:	Gerald Solensky Jr.	Name:	William C. MacArthur
Its:	Chairman and CEO	Date:	October 1, 2015